Exhibit No. 99.(n)(2)

Appendix A - List of Portfolios and Classes

As of December 17, 2015

Fund	Classes Offered

International Equity Portfolio	Institutional Class Investor Class

International Equity Research Portfolio	Institutional Class Investor Class

Global Equity Portfolio	Institutional Class Advisor Class

International Small Companies Portfolio	Institutional Class Investor Class

Emerging Markets Portfolio	Advisor Class Investor Class

Institutional Emerging Markets Portfolio	Institutional I Class Institutional II Class

Frontier Emerging Markets Portfolio	Institutional Class Investor Class